Exhibit 99.1

Scripps Networks Interactive to Transfer Stock Exchange Listing to Nasdaq

Company shares to be listed under existing ticker symbol “SNI”

For immediate release

March 1, 2016

KNOXVILLE, Tenn. March 1, 2016 – Scripps Networks Interactive (NYSE: SNI) today announced that it has chosen to transfer its common stock listed on the New York Stock Exchange (“NYSE”) to The Nasdaq Global Select Market (“Nasdaq”). The company expects its common stock to cease trading on the NYSE effective at the market close on March 14, 2016 and to commence trading on Nasdaq at the market open on March 15, 2016. The company will retain its current ticker symbol “SNI.”

“We are excited to join the world’s most innovative companies listed on Nasdaq,” said Ken Lowe, Chairman, President and Chief Executive Officer at Scripps Networks Interactive. “Nasdaq provides the deepest pool of liquidity in the U.S. market and a comprehensive suite of trading, visibility and corporate solutions powered by cutting-edge technology. We look forward to our partnership to further reach investors and customers worldwide.”

“Nasdaq is proud to be the listing venue of choice for Scripps Networks Interactive and a dedicated business partner for the company and its shareholders,” said Adena Friedman, President and Chief Operating Officer at Nasdaq. “As the media industry evolves, Nasdaq remains committed to supporting innovators like Scripps Networks Interactive as they transform our entertainment experiences and continue to deliver captivating lifestyle content to their audiences in the U.S. and abroad.”

About Scripps Networks Interactive

Scripps Networks Interactive (NYSE: SNI) is one of the leading developers of engaging lifestyle content in the home, food and travel categories for television, the Internet and emerging platforms. The company's lifestyle media portfolio comprises popular television and Internet brands HGTV, DIY Network, Food Network, Cooking Channel, Travel Channel and Great American Country, which collectively engage more than 190 million U.S. consumers each month. International operations include TVN, Poland’s premier multi-platform media company; UKTV, an independent commercial joint venture with BBC Worldwide; Asian Food Channel, the first pan-regional TV food network in Asia; and lifestyle channel Fine Living. The company’s global networks and websites reach millions of consumers across North and South America, Asia, Europe, the Middle East and Africa. Scripps Networks Interactive is headquartered in Knoxville, Tenn. For more information, please visit scrippsnetworksinteractive.com.

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Contact:  Scripps Networks Interactive, Inc.

Investors: Mike Gallentine, 865-560-4473, mgallentine@scrippsnetworks.com

Media: Dylan Jones, 865-560-5068, djones@scrippsnetworks.com, or

Lee Hall, 865-560-3853, LHall@scrippsnetworks.com